FEDERAL HOME LOAN BANK OF PITTSBURGH
2012 EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN

I.    EFFECTIVE DATE

This Executive Officer Incentive Compensation Plan (“Executive Officer Plan” or “Plan”) of the Federal Home Loan Bank of Pittsburgh is established effective as of January 1, 2012. Incentive Awards (“Awards”) may be paid for the Plan Year (January 1 to December 31, 2012) in accordance with the provisions of this Plan. The goals for the Plan Year and terms of the Awards shall be set forth in a separate Attachment to this Plan.

II.    PURPOSE AND OBJECTIVES

The Plan is designed to retain and motivate executive officers and reward the: (i) achievement of key annual goals and (ii) maintenance of satisfactory financial condition and member value over the longer term.

III.    PLAN ADMINISTRATION

The Plan is administered by the President; the Governance, Public Policy, and Human Resources Committee of the Board of Directors (the “Committee”); and the Board of Directors (the “Board”).

A.	Responsibilities of the President

The President will provide recommendations to the Committee and the Board regarding Plan participation, Bank performance goals, Bank achievements, and Awards for the Bank's executive officers.

B.    Responsibilities of the Committee

The Committee will review all Plan recommendations and revisions (including all performance goals and Awards) from the President and present final recommendations to the Board for its approval. In addition, the Committee will review the performance of the President and the Bank's other executive officers and make recommendations regarding any Award payouts under the Plan.

C.    Responsibilities of the Board

The Board will review and approve (as it determines appropriate) recommendations from the Committee.

IV.    ELIGIBILITY

The Bank's executive officers are eligible to participate on the terms described in this Executive Officer Plan. Upon designation as a participant, each participant will be provided a copy of the Plan.

V.	EXECUTIVE OFFICER PLAN AWARD OPPORTUNITY LEVELS

A summary of the Award levels is attached as Attachment A. Each participant shall be provided with a separate document showing his/her level of participation in the Plan.

VI.    PERFORMANCE MEASURES

The Plan Year for the Award opportunity shall mean the annual period ending December 31, 2012 (unless otherwise specifically stated in regard to a goal(s) in the applicable goal attachment to this Executive Officer Plan for the Plan Year). The Plan goals can be both quantitative and qualitative. Overall performance of Bank goals, and individual and group goals (as applicable), as well as individual performance objectives as measured through the Bank's performance evaluation process, in aggregate, quantify the performance measures under the Plan that will be considered when determining overall actual performance and any Award payout amount.

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity expressed as a percentage of a participant's base salary. For executive management, generally, the greater the control and influence a participant can exert over Bank goals, the larger a portion of their incentive Award will be based on Bank performance. Executive officer goals may consist solely of Bank goals or they may include a combination of Bank goals and individual or group goals as determined by the Board.

In general, goals requiring attainment of specified performance or completion of specified tasks and activities shall not be considered as having been met when the actual performance as measured by completion of the activities has not been attained. Interpolation of Award amounts is permissible for achieved performance (measured by completion of the stated goals) at levels between threshold and target, and target and maximum. Awards for performance results between the threshold and target levels are calculated as a percentage of the target level. Awards for performance between the target and maximum levels are calculated as a percentage of maximum. Additionally, the specific terms of an approved goal(s) may establish further standards for interpolation.

VII.	AWARD DETERMINATION AND PAYMENT

No participant has a vested right to any Award under the Plan until: (i) a determination of an Award payment has been made by the Board; (ii) the participant has met all applicable requirements for such Award and for receiving payment of such an Award, including, without limitation, any continued service and performance requirements as set forth in this Plan; and (iii) all the other conditions and criteria regarding payment of such Award as set forth in this Executive Officer Plan are met.

At the conclusion of the applicable Plan Year after considering the Bank's performance against the Bank goal(s), individual performance, and actual overall Bank performance, the President shall recommend to the Committee the Awards to be paid to the Bank's executive officers, excluding the President. With respect to the determination of any Awards to the executive officers under this Plan the Committee and the Board shall consider, in addition to individual and overall Bank performance, Bank financial condition, operating environment, and any other factors it considers relevant, including, without limitation, the extent (if any) to which any extraordinary or non-recurring transaction had a material effect on whether a goal(s) was attained.
A participant who is on formal corrective action for performance at any time during the Plan Year, or is rated as “Unsatisfactory” on their most recent performance evaluation will be ineligible to receive any payment of any Award. A participant who is rated “Needs Improvement” will be eligible for a payment of an Award reduced by up to 75 percent of the participant's Incentive Award opportunity.
In order for any Award payment to be made, the most recent examination by the Federal Housing Finance Agency of the participant's area(s) of responsibility must not have identified any unsafe or unsound practice or condition.

A.	Assessment of Performance

Following December 31, 2012 the Board will evaluate performance against the incentive goals set forth on the attached Annual Goal Scorecard and determine the total amount of the Award (if any) based on that performance (such amount shall be referred to as the “Total Award”). The Total Award, if any, will be divided such that: 1) 50 percent of the Total Award shall be referred to as the “Current Incentive Award” and 2) the remaining 50 percent of the Total Award shall be referred to as the “Deferred Incentive Award.” The following illustrates how the 2012 Current Award and Deferred Incentive Award would be paid:

Payment	Description	Payment Year*
Current Incentive Award	50% of the Total Award	2013
Deferred Incentive Award installment	Up to 33 1/3% Deferred Incentive Award	2014
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2015
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2016
*Payment will be made no later than March 15 in the year indicated.

All payments are subject to the terms of this Plan, including Section B below. In no event shall the aggregate amount of any Current Incentive Award and Deferred Incentive Award installments paid to a participant in any payment year exceed 100 percent of the participant's base salary.

B.	Payment of Each Deferred Incentive Award Installment Contingent on the Bank Continuing to Meet Stated Criteria and Contingent on the Participant Meeting Stated Payment Criteria

1.    Maintenance of Satisfactory Bank Performance

Except as set forth in Subsection 2., it is intended that a condition to payment of each Deferred Incentive Award installment is that in the annual period preceding the designated Payment Year for such installment, the Board determines that the Bank has met at least one (1) of the Deferred Incentive Award criteria set forth in Attachment B to this Plan. If the Board determines that the Bank has not met any of the stated criteria, then, such Deferred Incentive Award installment payment shall not be made. For the avoidance of doubt, if the Bank fails to meet at least one (1) of the criteria in the year preceding a designated Payment Year for one installment of a Deferred Incentive Award and such installment payment is not made, but then, the Bank meets at least one of the criteria in the annual period before the designated Payment Year for the next installment payment, then, a subsequent Deferred Incentive Award installment payment shall be made. The actual amount of each Deferred Incentive Award installment payment shall be determined pro-rata or on such other basis as the Board shall determine in assessing the extent to which the stated criteria set forth on Attachment B were met by the Bank during the preceding annual period. In no case may the maximum amount of any Deferred Incentive Award installment be paid unless all of the stated criteria in Attachment B have been met in the preceding year. This provision shall not in any manner limit the Board's authority under Articles VIII. and IX. of the Plan.

2.	Board Discretion-Strategic Transactions

If prior to payout of all Deferred Incentive Award payments, Bank management recommends and the Board approves, a PLMBS risk reduction strategy including, without limitation, sale of some or all of the Bank's PLMBS portfolio, then, the maintenance of satisfactory Bank performance requirement stated above in Subsection 1 requiring that the Bank meet at least one (1) of the stated criteria set forth in Attachment B shall not serve as a condition that must be met prior to payout of the remaining Deferred Incentive Award payments. In such case, the Bank does not have to meet any of the Deferred Incentive Award criteria in the annual period preceding each designated Payment Year and the Board may waive this condition separately on a year-by-year basis as to each remaining unpaid Deferred Incentive Award installment. If the Board does not take action with respect to an installment to waive the condition in the year preceding the Payment Year(s) for such installment, then, such condition shall not be waived as to that installment.

If prior to the payout of all Deferred Incentive Award payments a Change in Control event occurs (as defined below) then, in such case, the Deferred Incentive Award criteria set forth on Attachment B are inapplicable and all unpaid Deferred Incentive Awards: (i) shall vest 30 days after the Finance Agency issues its written approval of such a transaction and (ii) shall be paid to the participants 30 days after the closing of the transaction.

For purposes of this section “Change in Control” shall mean: (i) the merger, reorganization, or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity, (iii) the purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) a change in the composition of the Board of Directors, as a result of one or a series of related transactions, that causes the number of directors of the Bank elected by members of the Bank located in Pennsylvania, West Virginia, and Delaware to cease to constitute a majority of the directors of the Bank that are elected by members of the Bank (excluding, for purposes of this clause (iv), non-member independent directors), or (v) the liquidation of the Bank. Provided that the term "reorganization" contained in this definition shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. Section 1421, et seq., as amended, and 12 U.S.C. Section 4501 et seq., as amended, and which the Director of the Finance Agency (or successor agency) has determined should not be a basis for making payment under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. Section 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S. C. Section 1431(d)).

3.	Termination of Employment; Pro-Rated and Deferred Incentive Award Payments; Participant Performance Condition

Participants who terminate employment with the Bank for any reason, other than death, disability, or retirement prior to the Current Incentive Award payout date will not be eligible for such an Award. Participants who are hired during the Plan Year or whose employment ends due to involuntary termination1 (excluding involuntary termination for cause2), death, disability, or retirement prior to the Current Incentive Award payout date may be eligible to be considered for a pro-rated Current Incentive Award.3

Participants who terminate employment due to retirement or involuntary termination (other than for cause) after the Current Incentive Award payout date but before completion of the payment of all corresponding Deferred Incentive Award installments (as set forth above) shall receive such Deferred Incentive Award installment payments at the same time as such payments are made to Plan participants who are current Bank employees. Participants who otherwise resign employment before the completion of the payment of all corresponding Deferred Incentive Award installments shall not receive payment of such installments. Any participant that is terminated by the Bank for cause (as defined in this Plan) prior to receiving payment of all corresponding Deferred Incentive Award installments shall not receive payment of any remaining unpaid Deferred Incentive Award installments. This provision shall not in any manner limit the Board's authority under Articles VIII. and IX. of the Plan.

In the case of a participant whose employment terminates due to death or disability before completion of the payment of all corresponding Deferred Incentive Award installments, such installments shall promptly vest following the death or disability and the remaining installments shall be paid by the Bank within 90 days of the date of death or determination of disability.

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1 “Involuntary termination” shall be interpreted consistent with “separation from service” as defined in the IRS 409A Regulations and exclude termination for cause and shall include a “resignation for good reason” as defined by the IRS 409A Regulations.

2 For purposes of the Plan, “cause” means: (1) continued failure of the Participant to perform his or her duties with the Bank (other than any such failure resulting from disability), after a demand for performance, pursuant to a resolution of the Board, is delivered to the participant by the chair of the board, which specifically identifies the manner in which the participant has not performed his or her duties; (2) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than routine traffic violations or similar offenses); or (3) removal of the participant by or at the direction of the Federal Housing Finance Agency pursuant to federal laws, rules, and regulations, including 12 U.S.C. §4501 et. seq. as amended or by any successor agency to the Federal Housing Finance Agency pursuant to a similar statute.

3 “Retirement” for purposes of this Plan is defined as a participant meeting one of the following criteria: (1) 60 years of age or older with at least 5 years of service; (2) 65 years of age or older regardless of service; (3) age 55 or older with at least 10 years of service; or (4) the combination of the participant's age and years of service equals or exceeds 80; provided that, in each such case, the participant enters into a non-solicitation agreement in the form required by the Bank regarding the Bank's customer's and employees. “Disability” shall be interpreted consistent with IRS 409A Regulations.

C.    Provisions Applicable to All Awards Under the Plan

Except as expressly set forth otherwise in this Plan, payments under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A of the Internal Revenue Code (“Code”). Each payment under the Plan will be treated as a separate payment for purposes of Section 409A of the Code and corresponding IRS 409A Regulations. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state, or local. For the avoidance of doubt, Participants will be solely responsible for any applicable taxes (including income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award under the Plan. This Plan and the payment of any Award hereunder shall be subject to the Finance Agency's authority over executive compensation pursuant to 12 U.S.C.§ 4518. The payment of any Award shall be subject to such obligations, terms, and conditions as the Committee or the Board may specify in making the Award and, in exercising its discretion to make any Award determination hereunder, the Board may choose to consider factors such as overall Bank financial performance, operating environment, and other relevant considerations. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

VIII.    CLAWBACK AND REDUCTION OF AWARDS
In the event of gross misconduct, gross negligence, materially inaccurate financial statements, erroneous performance metrics related to incentive goal calculation or conviction of a felony, the Board will have the authority to adjust Award amounts or reclaim Award payments. For the avoidance of doubt, the Board may in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to a participant or the Bank.

The Board will utilize its discretion to reduce the amount of any Current Award and Deferred Award installments if it determines that:

(i)
Operational errors or omissions result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (“Finance Agency”), or data used to determine incentive award payment amounts;

(ii)	The submission of information to the Securities and Exchange Commission (“SEC”), the Office of Finance (“OF”), and/or the Finance Agency has not been provided in a timely manner; or

(iii)
The Bank fails to make sufficient progress, as determined by the Finance Agency and communicated to Bank management and/or the Board by the Finance Agency, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management's attention.

IX.    TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board. The Board has the power and authority to construe, interpret, and administer the Plan. Any decision arising out of or in connection with the construction, interpretation, or administration of the Plan will lie within the Board's absolute discretion and will be binding on all parties. No provision of this Plan shall create any right to continued employment.

Attachments

Attachment A-Award Levels

2012 Incentive Award Opportunity Levels (expressed as a percentage of base salary)

Participant Level	Threshold Incentive Award Opportunity	Target Incentive Award Opportunity	Maximum Incentive Award Opportunity
Level A	40%	70%	100%
Level B	30%	50%	70%
Level C	20%	40%	60%

Attachment B-

Criteria for Payment of Deferred Award Installments

(1)Market Value of Equity to Par Value of Capital Stock (MV/CS).
Threshold	Target	Maximum
(75% of opportunity)	(100% of opportunity)	(125% of opportunity)
At least 95% of year-end 2012 level	Maintain MV/CS at 12/31/2012 level	At least 110% of year-end 2012 level
(2)Retained Earnings Level. This criterion shall be measured such that the retained earnings coverage ratio in effect at 12/31/2012 is maintained or improved at each of year-end 2013, 2014, and 2015. The retained earnings coverage ratio is the dollar amount of the Bank's actual retained earnings at 12/31/2012 expressed as a percentage of the dollar amount of the Bank's retained earnings target.

Threshold	Target	Maximum
(75% of opportunity)	(100% of opportunity)	(125% of opportunity)
Coverage ratio doesn't decrease by more than 5% from the 12/31/2012 level	Maintain coverage ratio at 12/31/2012 level	Increase coverage ratio at least 10% over 12/31/2012 level
The Board will consider the following criteria and may exercise its discretion to adjust an award based on such criteria:

Remediation of Examination Findings. Defined as the Bank making sufficient progress, as determined by the FHFA and communicated to Bank management or the Board of Directors by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management's attention. Refers to examination findings from the examination during the applicable deferral year for the installment. For example, for the 2013 installment (payable in 2014), the applicable examination is the 2013 examination.

Timeliness of FHFA, SEC, and OF Filings. Filings defined as SEC periodic filings, call report filings with FHFA, and FRS filings with OF that are timely filed and no material restatement by the Bank is required.

Notes: at least one of the (1) and (2) stated quantifiable criteria above must have been met in the preceding year in order for any installment payment to be made. In no event shall the aggregate amount of any Current Incentive Award and Deferred Incentive Award installments paid to a participant in any payment year exceed 100 percent of the participant's base salary.

2012 Incentive Goal Scorecard

	Goal	Weight	Threshold	Target	Max
MVE/PVCS	Market Value of Equity to par value of capital stock price at December 31, 2012.	15%	90	98	102
Earnings	Achieve adjusted earned dividend spread after assessment consistent with the 2012 Operating Plan while remaining inside Board level risk limits.	10%	1.36%	1.76%	2.04%
	Increase Retained Earnings consistent with the 2012 Operating Plan ($ in millions)	15%	$2	$34	$65
Regulatory Exam	Address Matters Requiring Attention (MRA) defined as weaknesses in existence at December 31, 2011 to the satisfaction of the FHFA and the Board of Directors by December, 2012.	10%			Complete all MRA's
	For the 2012 examination, the Bank will achieve an improvement or non-deterioration over the management of Corporate Governance, Market Risk, Credit Risk and Operational Risk.	10%	Improvement in one area while no deterioration in any other area assessed	Improvement in two areas while no deterioration in any other area assessed	Improve exam rating
Member Outreach	Member and potential Member Outreach in 2012.[1] (Outreach is defined as in-person contact).	15%	165	174	182
Member Product Usage	Average number of Bank product touch points with CFI members.[2]	7.5%	Average touch points at 1.91	Increase average touch points to 1.93	Increase average touch points to 2.00
Advances Usage of Creditworthy Members	Maintain the percentage of average borrowing members among the total membership.	7.5%	65%	68%	74%
Affordable Housing Mission Product Utilization	Increase the number of members that submit an application, enroll in or participate in a community investment product or initiative in 2012.	10%	90	95	100

Notes:
1 Member outreach includes in-person member calls, regional member meetings, educational sessions and Webinars conducted by Executive Committee Members.
2 Product touch points include LOCs, Safekeeping, Wires on Bank4Banks, Settlement Services, MPF PFI's and Xtra PFI's.

2012 Risk Management Incentive Goal Scorecard

	Goal	Weight	Threshold	Target	Max
MVE/PVCS	Market Value of Equity to par value of capital stock price at December 31, 2012.	15%	90	98	102
Earnings	Increase Retained Earnings consistent with the 2012 Operating Plan ($ in millions)	15%	$2	$34	$65
Regulatory Exam	Address Matters Requiring Attention (MRA) defined as weaknesses in existence at December 31, 2011 to the satisfaction of the FHFA and the Board of Directors by December, 2012.	15%			Complete all MRA's
	For the 2012 examination, the Bank will achieve an improvement or non-deterioration over the management of Corporate Governance, Market Risk, Credit Risk and Operational Risk.	10%	Improvement in one area while no deterioration in any other area assessed	Improvement in two areas while no deterioration in any other area assessed	Improve exam rating
Member Outreach	Amount of Member and potential Member Outreach in 2012.[1]	15%	165	174	182
Risk Governance	Ensure each of the five major management-level risk committees (RMC, ALCO, CRC, ORMC and TAPS) establish “risk” goals for 2012. Ensure that each risk committee achieves their risk-oriented goals.[2]	15%	Cumulative < 70%	Cumulative < 80%	Cumulative < 90%
Risk Assessment and Control Philosophy
Promote the Bank's risk assessment and control philosophy through the following actions:
Work with Internal Audit to leverage management's risk assessment process more effectively into IA's procedures.

Continually improve the bottoms-up risk assessment process with enhanced documentation, governance/oversight of results, and a comprehensive review by the process/area owner.

Appropriately develop and integrate the regulatory policy guidance on Reporting of Fraudulent Financial Instruments into the Bank's overall risk assessment process.

Document the Bank's control philosophy in the Risk Governance Policy and deliver training sessions to the employee base.
		15%	Successfully complete #1 and #2[3]	Successfully complete #1, #2, #3[3]	Successfully complete all four actions[3]

Notes:
1Member outreach includes in-person member calls, regional member meetings, member regulator meetings, educational sessions and Webinars conducted by Executive Committee.
2Each committee would account for 20% of the cumulative goal and the achievement % would be based on the Executive Committee's assessment.
3As determined by the CRO and recommended to the Executive Committee.
4Final results would be approved as follows: the Governance Committee would approve the first four goals listed above and the FARM Committee would approve the last two goals.